Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Vishay Precision Group, Inc. on Form S-8 pertaining to the Vishay Precision Group, Inc. 2010 Stock Incentive Program of our report dated March 26, 2010 with respect to the combined and consolidated financial statements of Vishay Precision Group, Inc. included in its Registration Statement on Form 10 filed with the Securities and Exchange Commission on March 26, 2010, as amended.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
July 21, 2010